EXHIBIT 99.1

Remark Holdings Announces Fiscal First Quarter 2021 Financial Results

First Quarter Revenue Increased 922% to $4.4 Million

LAS VEGAS, NV - May 17, 2021 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital media properties, today announced financial results for its fiscal first quarter ended March 31, 2021.

Management Commentary

“Our first quarter was highlighted by substantial increases in revenue coming from the United States and China, despite each country's slow emergence from COVID-19 lockdowns that dampened business in the first quarter of last year. Momentum from last year’s second half continued with first quarter U.S. revenue increasing by over half a million dollars and revenue from China increasing by more than 10 times compared to the first quarter of 2020,” noted Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Demand for our AI solutions came from schools, retail outlets, bank branches, and medical facilities and we expect demand momentum, particularly in the United States, to carry forward throughout 2021. Additionally, during the quarter we saw the initial implementation of our AI marketing program that we believe will be a big catalyst for 2021.”

First Quarter 2021 Business Highlights

•China Mobile continues to implement Remark’s KanKan AI Platform throughout their retail locations. The Smart Queueing System was installed in more than 350 stores during the quarter. The company expects to win several additional software service phases during the year, adding to the initial scope and significantly growing the addressable opportunity.

•Based on the successful launch of the company’s Digital Marketing Platform (“DMP”) with Bank of China in the Sichuan province, several other large banks began implementing the DMP during the first quarter, diversifying the company’s revenue mix, and providing large opportunities across multiple banks. One large banking customer is deploying in Tibet, and two other large banks have signed on to outfit over 200 branches in the coming months.

•During the first quarter, Smart Campus solutions were deployed across more than two dozen campuses. Sales efforts and new partnerships are targeting expansion of the Smart Campus solution to several new provinces.

•A Smart Community data center project was completed for the city of Chengdu, and forty communities in the city of Bazhong began installing KanKan systems during the first quarter of 2021.

•Remark AI’s health security solutions expanded relationships with hospitals and clinics and were deployed by the Springfield Clinic, a major Midwest health clinic group based in Illinois, to enhance their customer experience while simultaneously reducing costs and enhancing back office operations with more than 100 rPads and several thermal kits across their more than 30 locations. This allowed the Clinic to achieve an estimated 10x return on investment by redeploying employee staff to pursue higher value-added tasks. Springfield is currently exploring additional AI productivity solutions with Remark.

•During the first quarter, Remark Entertainment was named the exclusive marketing partner for SuperDraft, Inc. (https://www.caesars.com/SuperDraft), the innovative online daily fantasy sports platform. Remark is responsible for developing a brand identity by managing and leading the digital and offline marketing efforts on SuperDraft’s behalf. The company is using its predictive-modeling AI platform to try to expand into other markets and is closing in on signing deals with two large mortgage companies, other online gaming/casino operators and live-streaming services.

Fiscal First Quarter 2021 Financial Results

•Revenue for the fiscal first quarter of 2021 totaled $4.4 million, up from $0.4 million during fiscal first quarter of 2020.

◦First quarter 2021 revenue in China grew by $3.4 million to $3.7 million due to ramped up execution of larger projects, the continued roll out of bank branch conversions to smart branches, and the recognition of revenue from ongoing projects with school districts.

◦Revenue from the US contributed $0.7 million compared to $0.1 million in the first quarter of 2021 as the company delivered health security solutions to a variety of businesses including the aforementioned Midwest health clinic, and completed the initial phase of an AI marketing program.

•Gross profit improved to $1.7 million in the first quarter of 2021 from $0.4 million in the first quarter of 2020, commensurate with increased revenue. The overall gross profit margin for the first quarter of 2021 was 37.5%.

•The company incurred an operating loss of $3.7 million in the first quarter of 2021 compared to an operating loss of $3.5 million in the comparable quarter of 2020. Increased technology and development costs of $0.9 million, primarily associated with continuous improvement of the company’s biosafety products, were the primary reason for the increased expense.

•Net loss totaled $5.5 million, or $0.05 per diluted share in the first quarter ended March 31, 2021, compared to a net loss of $2.4 million, or $0.05 per diluted share in the quarter ended March 31, 2020. The increase in the company’s stock price between December 31, 2020 and March 31, 2021 led to a $1.6 million increase in the liability associated with certain outstanding warrants. In the first quarter of 2020, the company recorded a $1.5 million gain on the termination of a lease.

•At March 31, 2021, the cash and cash equivalents balance totaled $0.9 million, compared to a cash position of $0.9 million at December 31, 2020. A short-term debt issuance of $4.8 million and stock issuances associated with options exercises of $0.8 million was offset by $5.5 million of cash used to generally operate the business.

“First quarter revenue growth set a positive tone for 2021. Our China business was strong and is expected to get stronger as the year progresses with retail, banking, school, smart community and environmental sustainability opportunities growing. Our U.S. business is expanding in health security, predictive analytics and retail, as seen with our recently-won deal to outfit Shryne Group’s flagship Stiiizy Cannabis retail location. Finally, we anticipate the closing of the Sharecare merger with Falcon Acquisition will fund our balance sheet while simultaneously supporting working capital needs to meet our growth goals,” concluded Mr. Tao.

Conference Call Information

Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.

The live conference may be accessed via telephone or online webcast.
Toll-Free Number: 888.394.8218
International Number: 323.701.0225
Conference ID: 5953927
Online Webcast: http://public.viavid.com/index.php?id=144799

Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time. A replay of the call will be available after 7:30 p.m. Eastern time on the same day through May 22, 2021.

Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 5953927

About Remark Holdings, Inc.

Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, public safety and workplace arenas. The company also owns and operates an e-commerce digital media property focused on a luxury beach lifestyle. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at http://www.remarkholdings.com/.

Forward-Looking Statements

This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contacts

E. Brian Harvey
Senior Vice President of Capital Markets and Investor Relations
Remark Holdings, Inc.
ebharvey@remarkholdings.com
702.701.9514

Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626.623.2000
(+86) 13702108000

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Cash and cash equivalents (includes VIE $335 and $278, respectively)	$906	$854
Trade accounts receivable, net (includes VIE $7,825 and $4,850, respectively)	7,953	5,027
Inventory, net (includes VIE $57 and $112, respectively)	1,669	874
Prepaid expense and other current assets (includes VIE $277 and $248, respectively)	1,507	2,043
Total current assets	12,035	8,798
Property and equipment, net (includes VIE $20 and $43, respectively)	274	321
Operating lease assets (includes VIE $222 and $281, respectively)	402	492
Investment in unconsolidated affiliates	1,030	1,030
Other long-term assets (includes VIE $57 and $68, respectively)	640	670
Total assets	$14,381	$11,311
Liabilities and Stockholders’ Deficit
Accounts payable (includes VIE $4,468 and $3,655, respectively)	$9,016	$8,589
Accrued expense and other current liabilities (includes VIE $3,873 and $3,782, respectively)	7,727	6,660
Contract liability (includes VIE $169 and $147, respectively)	355	310
Notes payable, net of unamortized discount and debt issuance cost	6,048	1,500
Total current liabilities	23,146	17,059
Loans payable, long-term	1,425	1,425
Operating lease liabilities, long-term (includes VIE $51 and $79, respectively)	145	194
Warrant liability	3,335	1,725
Total liabilities	28,051	20,403

Commitments and contingencies

Preferred stock,$0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 99,916,941 and 99,505,041 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	100	100
Additional paid-in-capital	352,387	351,546
Accumulated other comprehensive income	(184)	(226)
Accumulated deficit	(365,973)	(360,512)
Total stockholders’ deficit	(13,670)	(9,092)
Total liabilities and stockholders’ deficit	$14,381	$11,311

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue	$4,406	$431
Cost and expense
Cost of revenue (excluding depreciation and amortization)	2,752	21
Sales and marketing	1,001	416
Technology and development	1,550	648
General and administrative	2,697	2,740
Depreciation and amortization	66	90
Total cost and expense	8,066	3,915
Operating loss	(3,660)	(3,484)
Other income (expense)
Interest expense	(235)	(461)
Other income, net	1	—
Change in fair value of warrant liability	(1,610)	57
Gain on lease termination	—	1,538
Other income (loss), net	43	(73)
Total other income (expense), net	(1,801)	1,061
Net loss	$(5,461)	$(2,423)
Other comprehensive loss
Foreign currency translation adjustments	42	182
Comprehensive loss	$(5,419)	$(2,241)

Weighted-average shares outstanding, basic and diluted	99,759	53,775

Net loss per share, basic and diluted	$(0.05)	$(0.05)